Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF THE DRESS BARN, INC.

Section 1. The name of the corporation is The Dress Barn, Inc. (hereinafter referred to as the “Corporation”).

Section 2. The nature of the business to be transacted or the purposes to be promoted or carried out by the Corporation are as follows:

(a) To engage in any lawful act or activities for which corporations may be formed under the Connecticut Business Corporation Act, as may be amended, revised, modified or otherwise supplemented from time to time (the “Connecticut Business Corporation Act”); and

(b) Without limiting the generality of the foregoing, to carry on the business of buying, selling, distributing and dealing in clothing and wearing apparel of every description and any and all materials or articles required for, or useful in connection with, all or any of the objects aforesaid.

Section 3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each such share thereof are as follows:

The total authorized capital stock of the Corporation shall consist of the following classes of stock: (a) One Hundred Thousand (100,000) shares of preferred stock with a par value of five cents ($.05) per share (“Preferred Stock”); and (b) One Hundred Sixty-Five Million (165,000,000) shares of common stock with a par value of five cents ($.05) per share (“Common Stock”).

Section 4. The terms, limitations and relative rights and preferences of each class of shares and series thereof (if any), or an express grant of authority to the Board of Directors of the Corporation (the “Board of Directors”) pursuant to Section 33-672 of the Connecticut Business Corporation Act, are as follows:

(a) Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Preferred Stock and, subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issue of, or providing for a change in the number of, shares of any particular series and by filing a certificate pursuant to the Connecticut Business Corporation Act, to establish or change the number of shares to be included in each such series and to fix the designation and relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 100,000);

(ii) the dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

(iii) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and the manner of selecting shares for redemption if less than all shares of such series are to be redeemed;

(iv) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(v) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation in preference to the Common Stock of the Corporation;

(viii) whether or not the holders of shares of such series shall have any preemptive rights with respect to issuance of any class of equity shares of the Corporation, with respect to the granting by the Corporation of rights or options to purchase its equity shares of any class or the issuance of shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class; and

(ix) any other terms, relative rights, preferences and limitations of such series.

(b) Common Stock. Subject to the rights of the Preferred Stock, and except as may be expressly provided by law:

(i) the entire voting power for the election of directors and in any corporate proceeding and upon any matter or question whatever pertaining to the Corporation shall be vested exclusively in the holders of the shares of Common Stock, each holder of Common Stock being entitled to one vote for each share thereof held;

(ii) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends; and

(iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

(c) Subject to the rights of the Preferred Stock, no holder of any class of stock of the Corporation shall be entitled as such, as a matter of right, to any preemptive or preferential right to subscribe for, purchase or receive any part of any new or additional issue of stock of the Corporation of any class whatsoever, or of any notes, bonds, obligations, warrants or other securities, whether or not the same be convertible into or exchangeable for stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration, or by way of dividend.

Section 5. [omitted]

Section 6. [omitted]

Section 7. The Corporation is to have perpetual existence.

Section 8. Indemnification; Advancement for Expenses; Limitation of Personal Liability.

(a) The Corporation shall, to the fullest extent permitted by law, indemnify its directors from and against any and all liability (including any obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to any proceeding) and other matters referred to in or covered by the Connecticut Business Corporation Act. In furtherance and not in limitation thereof, the Corporation shall indemnify each director for liability, as defined in Section 33-770 of the Connecticut Business Corporation Act, to any person for any action taken, or any failure to take any action, as a director, except liability that (A) involved a knowing and culpable violation of law by the director, (B) enabled the director or an associate, as defined in Section 33-840 of the Connecticut Business Corporation Act, to receive an improper personal economic gain, (C) showed a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (D) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation or (E) created liability under Section 33-757 of the Connecticut Business Corporation Act, provided that nothing in this Section 8(a) shall affect the indemnification of or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of this Section 8(a).

The Corporation shall indemnify each officer of the Corporation who is not a director, or who is a director but is made a party to a proceeding in his or her capacity solely as an officer, to the same extent as the Corporation is permitted to provide indemnification to a director, and to such further extent as permitted by Section 33-776 of the Connecticut Business Corporation Act.

The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law of the Corporation or in a resolution or contract approved by the board of directors or shareholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

(b) Reasonable expenses incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid for or reimbursed by the Corporation to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon the Company’s receipt of (i) a written affirmation by such director or officer of his or her good faith belief that he or she has met the relevant standard of conduct described in Section 33-771 of the Connecticut Business Corporation Act, or that the proceeding involves conduct for which liability has been limited under Section 8(c) below as authorized by Section 33-636(b)(4) of the Connecticut Business Corporation Act and (ii) a written undertaking by or on behalf of such director or officer to repay any funds advanced if it shall be ultimately determined that such director or officer is not entitled to be indemnified by the Corporation.

(c) The personal liability of a director to the Corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the amount of compensation received by the director for serving the Corporation during the year in which the violation occurred if such breach did not (A) involve a knowing and culpable violation of law by the director, (B) enable the director or an associate, as defined in Section 33-840 of the Connecticut Business Corporation Act, to receive an improper personal economic gain, (C) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation or (E) create liability under Section 33-757 of the Connecticut Business Corporation Act. This Section 8(c) shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date of this Section 8(c). Any lawful repeal or modification of this provision shall not adversely affect any right or protection of a person who is or was a director for any act or omission occurring prior to the effective date of such repeal or modification.

(d) No amendment or repeal of this Section 8 shall apply to or have any effect on the indemnification of any director, officer, employee or agent of the Corporation for or with respect to any acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligations of the Corporation to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Corporation in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.

Section 9. (a) Supermajority Vote for Approval of Business Combinations.

(i) Notwithstanding any other provisions to the contrary in this Certificate of Incorporation, except as set forth in subparagraph (ii) of this Section 9(a), the affirmative vote of the holders of at least 80 percent of the outstanding shares of Voting Stock (as hereinafter defined) of the Corporation shall be required for the approval or authorization of any Business Combination (as hereinafter defined) of the Corporation with any Related Person (as hereinafter defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that the affirmative vote of a lesser percentage of shareholders may be specified, by law or otherwise.

(ii) The provisions of this Section 9(a) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as may be required by law or otherwise, if either:

(1) the Business Combination shall have been approved by a majority of Continuing Directors (as hereinafter defined) at a meeting at which a Continuing Director Quorum (as hereafter defined) is present; or

(2) the Business Combination shall involve the Corporation and a Subsidiary (as hereinafter defined) in which a Related Person has no direct or indirect interest (other than an interest arising solely by reason of the Related Party’s interest in the Corporation), provided that (a) if the Corporation shall not be the surviving corporation, all shareholders of the Corporation shall be entitled to receive the same type of consideration in such transaction in proportion to their respective stockholdings, (b) the provisions of Sections 9, 10, 11 and 12 hereof shall be continued in effect or adopted by such surviving corporation as part of its articles or certificate of incorporation, as the case may be, and such articles or certificates shall have no provision inconsistent with the provisions of such Sections hereof and (c) the provisions of the Corporation’s By-laws shall continue in effect or shall be adopted by such surviving corporation.

(iii) For purposes of Section 9:

(1) The term “person” shall mean any individual, firm, corporation or other entity.

(2) The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets (as hereinafter defined) of the Corporation (including without limitation any securities of a Subsidiary), or of a Subsidiary, to a Related Person, (c) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets of a Related Person to the Corporation or to a Subsidiary, (d) the issuance of any securities of the Corporation or a Subsidiary to a Related Person, (e) the acquisition by the Corporation or a Subsidiary of any securities of a Related Person, (f) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by a Related Person, (g) any loan or other extension of credit by the Corporation or a Subsidiary to a Related Person or any guarantee by the Corporation or a Subsidiary of any loan or other extension of credit by any person to a Related Person, (h) the adoption of any plan or proposal for the dissolution, liquidation or termination of the Corporation or any Subsidiary proposed by or on behalf of a Related Person and (i) any agreement, contract or other arrangement providing for any of the foregoing Business Combination transactions.

(3) The term “Related Person” shall mean any person that is the Beneficial Owner (as hereinafter defined ) of 5 percent or more of the outstanding shares of Voting Stock of the Corporation, other than (a) any individual or trust that was the Beneficial Owner of 5 percent or more of such outstanding shares on December 31, 1984, such individual’s estate, and any other person that is a Beneficial Owner of 5 percent or more of such outstanding shares solely by reason of being an “affiliate” or “associate” of such individual, trust or estate and (b) any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

(4) A person shall be a “Beneficial Owner” of any shares of Voting Stock of the Corporation (a) which such person or any of its “affiliates” or “associates” (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1985) beneficially owns, directly or indirectly, (b) which such person or any of its “affiliates” or “associates” has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its “affiliates” or “associates” has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock of the Corporation.

(5) For the purposes of determining whether a person is a Related Person, the number of shares of Voting Stock of the Corporation deemed to be outstanding shall include all shares of Voting Stock deemed owned by such person through application of paragraph (4) of this subparagraph (iii), but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise or conversion rights, exchange rights, warrants or options, or otherwise.

(6) The term “Continuing Director” shall mean (a) any member of the Board of Directors of the Corporation (i) who was a member of the Board of Directors immediately after the meeting at which this Section 9(a) was approved by the shareholders of the Corporation or (ii) became a member of the Board of Directors prior to the time that the Related Person became a Related Person, and (b) any successor of a Continuing Director who is not an affiliate, associate, or representative of the Related Person and is nominated or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such nomination or election shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

(7) The term “Continuing Director Quorum” shall mean a majority of Continuing Directors capable of exercising the powers conferred upon them under the provisions of the Certificate of Incorporation or the By-laws of the Corporation or by law.

(8) The term “Subsidiary” shall mean any corporation more than fifty percent (50%) of any class of equity security of which is owned, directly or indirectly, by the Corporation.

(9) The term “Substantial Part of the Assets” shall mean assets having fair market value or book value, whichever is greater, equal to more than 10 percent of the total assets of a person as of the end of its most recent fiscal year ending prior to the time the determination is made.

(10) The term “Voting Stock” shall mean all of the outstanding shares of capital stock of the Corporation entitled to vote on matters submitted to shareholders generally, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares voting as one class.

(iv) Nothing contained in this Section 9 shall be construed to relieve any Related Person of any fiduciary obligation imposed upon it by law.

(v) The Board of Directors shall have the power and duty to determine, on the basis of information then known to it, whether (a) any person is a Related Person, (b) any person is an “affiliate” or “associate” of another, (c) any Business Combination relates to a Substantial Part of the Assets of any person and (d) any director is a Continuing Director and is acting at a meeting at which a Continuing Director Quorum is or was present. Any such determination made in good faith by the Board of Directors shall be conclusive and binding for all purposes of this Section 9.

(b) Duties of the Board of Directors Regarding Business Combinations. The fact that any action or transaction conflicts with the provisions of Section 9(a) shall not be construed to waive or satisfy any other requirement of law or this Certificate of Incorporation or to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such action or transaction or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such action or transaction. The Board of Directors of the Corporation, when evaluating any Business Combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation, the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its Subsidiaries and on the communities in which the Corporation and its Subsidiaries operate or are located.

Section 10. Amendment of Sections 9 and 10. The provisions of Section 9 and this Section 10 of the Certificate of Incorporation may be amended, altered or repealed only at a meeting of shareholders by vote of the holders of at least 80 percent of the shares of capital stock entitled to vote on amendments to the Certificate of Incorporation.

Section 11. (a) Classification of Board of Directors. The directors of the Corporation shall be divided into three classes, each class as nearly equal in the number of directors as possible. At each annual meeting of shareholders, directors shall be elected to succeed the directors whose terms will then expire and shall be elected for a term of office that will expire at the third succeeding annual meeting of the shareholders after their election. The directors shall be elected to serve until the annual meeting of the shareholders at which their term expires and until their respective successors shall have been elected and qualified.

(b) Vacancies. Any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause or from newly created directorships arising from an increase in the number of directors shall be filled by a majority vote of the remaining directors then in office, and any directors so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or in which the new directorship was created. No decrease in the number of directors shall shorten the term of any incumbent director.

(c) Removal of Directors. Members of the Board of Directors may be removed from office only (1) for cause, by the remaining Directors, or (2) with or without cause, by shareholder action, at a meeting of shareholders called for that purpose, by vote of at least 80 percent of the shares of capital stock then entitled to vote at an election of directors.

(d) Amendment of Section 11. The provisions of this Section 11 may be amended, altered or repealed only at a meeting of shareholders by vote of the holders of at least 80 percent of the shares of capital stock then entitled to vote on amendments to the Certificate of Incorporation.

Section 12. Amendment of By-Laws by Shareholders. Action by the shareholders to adopt, amend, and repeal the By-laws of the Corporation may be taken only at a meeting of shareholders by the affirmative vote of the holders of at least 80 percent of the shares of capital stock then entitled to vote thereon. The provisions of this Section 12 may be amended, altered or repealed only at a meeting of shareholders by vote of the holders of at least 80 percent of the shares of capital stock then entitled to vote on amendments to the Certificate of Incorporation.